Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact:	Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

PRICES 700,000 SHARES OF COMMON STOCK

(Beverly, MA) July 13, 2006—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (the “Company”) and its subsidiary Beverly National Bank (the “Bank”) announced the pricing of its public offering of 700,000 shares of its common stock at an offering price of $22.00 per share. In addition, the Company granted the underwriter an over-allotment option to purchase up to an additional 105,000 shares of common stock at the offering price, less the underwriting discount. The offering was underwritten by Sandler O’Neill & Partners, L.P. The Company will use a portion of the proceeds to contribute $12,000,000 in additional capital to the Bank to assist in funding its growth and expansion plans.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.